Exhibit 99.1

April 20, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Increases Quarterly Distribution

   TULSA, Okla. – April 20, 2011 – The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) today increased the partnership’s quarterly cash distribution to $1.15 per unit from $1.14 per unit, effective for the first quarter 2011, resulting in an annualized cash distribution of $4.60 per unit. The distribution is payable May 13, 2011, to unitholders of record as of April 29, 2011.

    “This latest distribution increase reflects our continuing commitment to deliver value to our unitholders,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners. “The completion of our $2-billion capital-investment program in 2009 and our plan to invest another $1.8 billion to $2.1 billion for additional growth projects between now and 2014 provide us with the opportunity to continue to increase distributions to unitholders.”

    In October 2010, ONEOK Partners indicated that it expects to increase its distribution by 1 cent per quarter in 2011 and between 5 percent to 10 percent annually in 2012 and 2013, subject to approval by the board of directors of the general partner.

    ONEOK Partners has increased its distribution by approximately 44 percent since April 2006, when a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE) became the sole general partner.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

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ONEOK Partners Increases Quarterly Distribution

April 20, 2011

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance and level of distributions. These forward-looking statements are made in reliance on the safe-harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “potential,” “scheduled,” and other words and terms of similar meaning.

This news release serves as qualified notice to nominees as provided for under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100 percent of ONEOK Partners, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of ONEOK Partners, L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not ONEOK Partners, L.P., are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

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